UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BioMed Realty Trust, Inc.

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BioMed Realty Trust, Inc.

2015 Annual Meeting of Stockholders to be held on May 27, 2015

Supplemental Information Regarding Proposal 3: Non-Binding Vote on Executive Compensation

Dear Fellow Stockholders:

On behalf of your compensation committee, I am writing to you regarding our 2015 Annual Meeting of Stockholders for BioMed Realty Trust, Inc. to be held on May 27, 2015, at which you will cast a non-binding advisory vote to approve the compensation of our named executive officers (the “say-on-pay” proposal). This Proposal 3 is described on page 22 of our 2015 proxy statement, with more detail provided in our Compensation Discussion and Analysis, which begins on page 29. This Supplemental Information is being provided to give you additional information about Proposal 3 as you consider your vote. Our Board of Directors has recommended that you vote FOR Proposal 3.

One of the major proxy advisory firms recently recommended that its clients vote “AGAINST” our 2015 say-on-pay proposal, citing a “pay-for-performance misalignment” and a lack of rigor in our annual incentive performance targets and long-term performance units. This is inconsistent with the positive pay for performance themes we heard from investors, as well as another proxy advisory firm which recently recommended “FOR” our 2015 say-on-pay proposal, citing that our incentive plans “appear successfully designed to ensure the alignment of pay with performance.”

Regardless, we want to ensure that our stockholders are fully informed, and provide the following additional disclosure about stockholder feedback received regarding our program, the rigor of our goal-setting process and the demonstrated linkage between our performance and the pay actually received by our executives. We ask for your consideration of these factors and your support FOR Proposal 3.

Stockholder Feedback and Response to 2014 Vote

At our 2014 annual meeting of stockholders, holders of approximately 61.4% of the shares represented at the meeting voted to approve, on an advisory basis, our executive compensation program, a percentage that is below the stockholder approval rate that our compensation committee expects. In response to the vote and as discussed in detail on pages 22, 30-31 and 42-44 of our proxy statement, we engaged in a broad investor outreach program to hear directly from our largest stockholders their views on our approach to executive compensation. We contacted each of these stockholders (comprising our largest 100 stockholders and 80% of our total shares outstanding), offering them the opportunity to speak with management and members of our compensation committee. Of the investors we spoke with, we received the following feedback:

•	Overall Structure. Stockholders consistently reported that they were pleased with the overall structure of our program, that our program was correctly focused on the right operating metrics and levels, and that total stockholder return was the appropriate long-term incentive measure in the REIT industry. Stockholders were also very supportive of our overall compensation strategy, i.e., targeting the median compensation of our peer group for target performance.

•	Annual Bonus Program. We also received positive feedback regarding our annual bonus program. Stockholders appreciated the detailed disclosure we included in our 2014 proxy statement regarding the rationale and rigor of our performance measures. A few stockholders did discuss a potential adjustment to the new investments measure, which we implemented for the 2014 performance year as discussed as follows and on pages 43-44 of our 2015 proxy statement.

•	Performance Units. From discussions, our largest stockholders believed that a focus on total stockholder return relative to the REIT industry was the appropriate measure for long-term incentive awards. These stockholders also generally approved of our holistic approach of equating median total stockholder return compared to our peer group to median annual total direct compensation for our executive officers compared to our peer group.

As a result of the vote, and over the course of several meetings, the compensation committee and senior management reviewed the results of this feedback and information from several stockholder advisory services, and considered potential compensation program changes. Ultimately, our compensation committee made certain adjustments to the annual bonus plan performance measures, and introduced a new corporate performance measure, as described as follows and on pages 42 and 44 of our 2015 proxy statement.

Performance Targets of Bonus Plan – The Goal-Setting Process and Rigor

The proxy advisory firm’s report also cited that the 2014 performance targets for two of our bonus plan metrics—CFFO per diluted share and leasing volume—were set below the levels actually achieved in 2013. This conclusion fails to consider the characteristics of our 2013 performance, and the rigorous process used to set our annual performance goals, specifically:

•	CFFO per diluted share. The 2014 performance target level for CFFO per diluted share represented an 11% growth rate over our annualized fourth quarter 2013 CFFO per diluted share. This target level was also the same performance target level publicly disclosed as the midpoint of our guidance to the investment community at the beginning of 2014. While this target level was below our 2013 actual results, non-recurring revenues received from lease termination fees totaled approximately $43 million in the first three quarters of 2013. Therefore, the most appropriate gauge for 2014 was the growth rate based on an annualized fourth quarter 2013 CFFO per diluted share, which reflected a “clean” CFFO per diluted share estimate that did not include these non-recurring lease termination fees.

•	Gross leasing targets. Our gross leasing performance target for 2014 also represented the target level publicly disclosed in our guidance to the investment community at the end of 2013. Our strong past leasing performance has made incremental leasing activity significantly more challenging as we continue to pursue a quality tenant base and best-in-class properties in strong life sciences geographic sub-markets. As detailed on page 43 of our proxy statement, our past leasing success drove the leased percentage in our operating portfolio to 91.4% at year-end 2013. These leasing targets become increasingly more difficult to attain as a result of positive net absorption and the increase in our company’s portfolio occupancy as a result of our historical leasing success.

In addition, we note that the company performed below target on two of the four 2014 corporate performance measures: the new investments measure and the leverage ratio measure. The leverage ratio reflects the rigor of our maintaining one of the strongest, lowest leverage balance sheets in our peer group (which we and our investors consider one of our strengths). Also, as noted previously, we increased the 2014 threshold, target and maximum goals for new investments by $400 million compared to 2013 levels, in direct response to stockholder feedback.

Finally, as a part of our commitment to finding ways to further enhance our executive compensation program, for 2015, the compensation committee determined to include a new corporate performance measure, relating to the initial guidance issuable to the public for the company’s 2016 CFFO per diluted share estimate. The compensation committee believes this new performance measure provides further alignment of executive incentives for consistent, sustainable growth in core financial performance.

Performance Units – Forfeiture Further Illustrates Rigor of Performance Goals

The proxy advisory firm’s report also indicates that target vesting of performance units based on relative total stockholder return at the 50th percentile of our peer group “is not deemed challenging.” As we have stated before, we believe that the plan design is consistent with market practices, based on extensive market analysis conducted by Pearl Meyer & Partners, the compensation committee’s independent compensation consultant, at the request of the compensation committee. Further, the proxy advisory firm’s report fails to recognize that:

•	The performance units granted to our executive officers in January 2012 based on the one-year performance period during 2012 were forfeited in their entirety, as threshold performance was not met for any payout;

•	The performance units granted in January 2012 based on the two-year performance period during 2012 and 2013 vested only at 30% of target, with the remaining performance units forfeited; and

•	The performance units granted in January 2012 with a three-year performance period and in January 2013 with a two-year performance period vested only at 8% of target in the aggregate, with the remaining performance units forfeited.

These forfeitures illustrate that the plan is functioning as intended and reinforces the pay-for-performance nature of our compensation program.

Alignment of Current Realized Pay with Current Performance

Overall, a key issue with the proxy advisory firm’s methodology for evaluating the link between performance and Chief Executive Officer pay is that it compares retrospective performance (total stockholder return over the past three years) to prospective pay, which includes the grant date fair-values for equity as reported in the Summary Compensation Table. A more appropriate comparison would be to compare retrospective performance with compensation actually earned/paid over the performance period. This type of comparison was highlighted on pages 34-35 of our proxy statement.

In particular, the table on page 35 of our proxy statement (and reproduced here) shows that our Chief Executive Officer’s realized total direct compensation was approximately $1.2 million, $1.4 million and $600,000 below the reported Summary Compensable Table total direct compensation for 2014, 2013 and 2012, respectively, and that total realized compensation tracked relatively closely with our total stockholder return performance over the past three years. And actual realized compensation paid to our Chief Executive Officer decreased in 2014, despite our total stockholder return of 26.5%, due to the forfeiture of performance units as previously described – another clear illustration of the pay-for-performance nature of our compensation program.

Total Stockholder Return vs. Total Realized CEO Compensation

We urge you to review the information offered in our 2015 proxy statement and consider the additional points in our analysis above, and vote FOR Proposal 3.

We also welcome the opportunity to speak with you. Please contact Jon Klassen, Corporate Secretary, at (858) 207-5864 or jon.klassen@biomedrealty.com to discuss any of these points or our program generally.

Sincerely,

/s/ Theodore D. Roth

Theodore D. Roth

Chair, Compensation Committee